Exhibit 99
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The financial performance of First Mid-Illinois Bancshares, Inc. was solid during the first six months of 2008 with diluted earnings per share increasing 14% to $.88 per share compared to $.77 per share during the same period in 2007. Net income increased to $5,616,000 for the first six months of 2008 compared to $5,001,000 for the first six months of 2007. As a result of this performance, the Board of Directors elected to pay a dividend of $.19 per share for the first half of 2008, which was the same amount paid for the first half of 2007. The dividend was paid on June 16, 2008 to shareholders of record as of June 2, 2008. All share and per share information for the current and prior periods presented in this report have been adjusted to reflect the three-for-two stock split in the form of a 50% stock dividend completed in June 2007.

Growth in net interest income was the primary contributor to the increase in earnings. Net interest income increased to $17,304,000 as compared to $15,337,000 for the first six months of 2007. This was the result of an improved net interest margin and modest growth of loans and deposits. The Company’s 2008 year-to-date net interest margin was 3.62% as compared to 3.39% for the first six months of 2007. This was the result of funding costs decreasing more quickly than asset yields. In addition, growth in loan balances to $746 million on June 30, 2008 from $732 million on June 30, 2007 led to increased interest income. The growth was primarily in commercial real estate loans. Since December 31, 2007, loan balances have declined as a result of seasonal paydowns on agricultural loans and a general decline in loan demand. Deposit balances increased to $796 million from $766 million last June due to growth in checking account balances.

Non-interest income increased to $8,048,000 for the first six months of 2008 as compared to $7,378,000 for the same period in 2007. The
Company received life insurance proceeds that amounted to $293,000 during the first six months of 2008 while no such income was recognized in 2007. In addition, fees received on ATM and debit cards increased by $188,000 from the first half of 2007 due to an overall increase in the number of electronic transactions. Also, trust revenues increased by $70,000 from the first six months of 2007 due to greater revenue from farm agency accounts and increased employee benefit fees.

Non-interest expense increased to $15,713,000 compared with $14,885,000 for the first six months of 2007. This increase is attributed to increases in compensation expense, and expenses related to loan collections, including expenses on the sale of other real estate properties.

Credit quality remains an area of importance to us. During the second quarter, we took possession of several commercial real estate properties for one borrower that had an outstanding loan balance of $2.9 million. This loan had previously been identified as having cash flow difficulties and had been placed on non-accrual status. In connection with the foreclosure process, we received updated appraisal information and wrote the asset values down to their appraised values. As a result, our net charge-offs were $1,004,000 for the first six months of 2008 as compared to $113,000 for the same period last year and our provision for loan losses increased to $1,059,000 as compared to $395,000 for the first six months of 2007 as we replenished the allowance for loan and lease losses. Total non-performing assets have declined and were $7.3 million on June 30, 2008 as compared to $8.1 million on June 30, 2007.

During the second quarter, we strengthened the expertise in our Trust and Wealth Management area with the addition of Josh Kettleson as Financial Advisor and Business Development Officer. Josh has spent the past five years with a brokerage firm and is an Accredited Asset Management Specialist and holds Series 7, 63, and 66 licenses. Also, James Dye, Jr. recently joined The Checkley Agency, Inc. as an Employer Benefit Sales Associate. Jim brings a wealth of experience in working for regional insurance companies. He is licensed in life and health insurance in Illinois and Indiana. I am pleased to add individuals of this caliber to the First Mid organization.

Thank you for your continued support of First Mid-Illinois Bancshares, Inc.

Sincerely,

/s/ William S. Rowland

William S. Rowland
Chairman and Chief Executive Officer

July 24, 2008

First Mid-Illinois Bancshares, Inc.
1515 Charleston Avenue
Mattoon, Illinois 61938
217-234-7454
www.firstmid.com

CONDENSED CONSOLIDATED BALANCE SHEETS
	(unaudited)
(in thousands, except share data)	Jun 30	Dec 31
	2008	2007

Assets
Cash and due from banks	$24,830	$28,737
Federal funds sold and other interest-bearing deposits	28,298	2,386
Investment securities:
Available-for-sale, at fair value	171,861	184,033
Held-to-maturity, at amortized cost (estimated fair value of $611 and
$1,194 at June 30, 2008 and December 31, 2007, respectively)	598	1,178
Loans	746,321	748,161
Less allowance for loan losses	(6,173)	(6,118)
Net loans	740,148	742,043
Premises and equipment, net	15,093	15,520
Goodwill, net	17,363	17,363
Intangible assets, net	3,945	4,327
Other assets	17,718	20,751
Total assets	$1,019,854	$1,016,338

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$121,877	$124,486
Interest bearing	674,115	646,097
Total deposits	795,992	770,583
Repurchase agreements with customers	55,518	68,300
Other borrowings	59,250	67,250
Junior subordinated debentures	20,620	20,620
Other liabilities	8,108	9,133
Total liabilities	939,488	935,886
Stockholders’ Equity:
Common stock ($4 par value; authorized 18,000,000 shares; issued
7,2302187 shares in 2008 and 7,135,113 shares in 2007)	28,921	28,450
Additional paid-in capital	24,936	23,308
Retained earnings	54,327	49,895
Deferred compensation	2,694	2,568
Accumulated other comprehensive income (loss)	(1,766)	1,096
Treasury stock at cost, 998,288 shares in 2008 and 858,396
in 2007	(28,746)	(24,955)
Total stockholders’ equity	80,366	80,452
Total liabilities and stockholders’ equity	$1,019,854	$1,016,338

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands) (unaudited)
For the period ended June 30,	2008	2007

Interest income:
Interest and fees on loans	$24,298	$24,594
Interest on investment securities	4,243	4,481
Interest on federal funds sold & other deposits	530	151
Total interest income	29,071	29,226
Interest expense:
Interest on deposits	9,176	10,692
Interest on repurchase agreements with customers	564	1,169
Interest on other borrowings	1,335	1,245
Interest on subordinated debt	692	783
Total interest expense	11,767	13,889
Net interest income	17,304	15,337
Provision for loan losses	1,059	395
Net interest income after provision for loan losses	16,245	14,942
Non-interest income:
Trust revenues	1,405	1,335
Brokerage commissions	320	252
Insurance commissions	1,129	1,126
Services charges	2,717	2,714
Securities gains (losses), net	221	156
Mortgage banking revenues	243	254
Other	2,013	1,541
Total non-interest income	8,048	7,378
Non-interest expense:
Salaries and employee benefits	8,438	8,084
Net occupancy and equipment expense	2,466	2,414
Amortization of intangible assets	382	433
Other	4,427	3,954
Total non-interest expense	15,713	14,885
Income before income taxes	8,580	7,435
Income taxes	2,964	2,434
Net income	$5,616	$5,001

Per Share Information (unaudited)
For the year ended June 30,	2008	2007
Basic earnings per share	$0.90	$0.78
Diluted earnings per share	$0.88	$0.77
Book value per share at June 30	$12.90	$12.11
Market price of stock at June 30	$26.00	$26.33

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands) (unaudited)
For the period ended June 30,	2008	2007

Balance at beginning of period	$80,452	$75,786
Net income	5,616	5,001
Dividends on stock	(1,184)	(1,182)
Issuance of stock	1,624	1,383
Purchase of treasury stock	(3,665)	(3,484)
Deferred compensation and other adjustments	385	582
Changes in accumulated other comprehensive income (loss)	(2,862)	(919)
Balance at end of period	$80,366	$77,167